UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Amendment and Restatement of Revolving Credit Facility

On December 22, 2011 (the “Closing Date”), TPG Specialty Lending, Inc. (the “Company”) entered into an amended and restated revolving credit facility (the “Amended and Restated Facility”) with Deutsche Bank Trust Company Americas (“DBTCA”) as administrative agent (the “Administrative Agent”), and DBTCA and certain of its affiliates as lenders. The Amended and Restated Facility amends and restates the existing revolving credit facility dated September 28, 2011. Proceeds from the Amended and Restated Facility may be used for investment activities, expenses, working capital requirements and general purposes.

Under the Amended and Restated Facility, the maximum principal amount is increased from $150 million to $250 million, including up to $75 million in standby letters of credit, subject in each case to availability under a borrowing base which is based on unfunded capital commitments and outstanding indebtedness. The maximum principal amount of the Amended and Restated Facility may be increased to up to $300 million upon request of the Company. Amounts drawn under the Amended and Restated Facility will bear interest at either LIBOR plus a margin, or the prime lending rate plus a margin. In respect of each letter of credit, the Company will pay a fee with a fixed rate.

The Amended and Restated Facility will mature upon the earlier of the date two (2) years from the Closing Date and 25 days prior to a qualifying initial public offering of the Company.

The Amended and Restated Facility is secured by a perfected first priority security interest in the unfunded capital commitments of the Company’s private investors, including assignment of the right to make capital calls, receive and apply capital contributions, enforce remedies and claims related thereto, and a pledge of the collateral account into which all capital calls flow.

The Amended and Restated Facility contains customary covenants, including certain maintenance covenants, and events of default.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC.
(Registrant)

Date: December 29, 2011	By:	/s/ Ronald Cami
Ronald Cami
Vice President

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